Exhibit 99.1

NRG Energy, Inc. Reports Full Year 2024 Financial Results

•Exceeded the top end of 2024 raised Adjusted EPS guidance and returned $1.3 billion of capital to shareholders
•Announcing major Project Development Agreement with GE Vernova and Kiewit to bring up to 5.4 GW of new gas-fired generation online between 2029-2032, including turbine procurement and turnkey engineering project services
•Announcing Letters of Intent with two data center developers for NRG-owned sites, to be powered by NRG once developed; initial phase targets 400 MW
•1.1 GW of eligible Texas Energy Fund projects now in active due diligence review; turbine onsite at T.H. Wharton, the first 415 MW of the 1.5 GW previously announced natural gas development projects in Texas
•Reaffirming 2025 guidance ranges; reiterating our growth plan and capital allocation framework

HOUSTON—February 26, 2025—NRG Energy, Inc. (NYSE: NRG) today reported GAAP Net Income of $643 million for the three months ended December 31, 2024 and $1.1 billion for the full year 2024. GAAP EPS — basic was $5.14, Cash Provided by Operating Activities was $2.3 billion, Adjusted Net Income was $1.4 billion, Adjusted EPS was $6.83, Adjusted EBITDA was $3.8 billion, and Free Cash Flow before Growth (FCFbG) was $2.1 billion for the full year 2024.

“NRG had a stellar year, executing across all our strategic priorities. Our Adjusted EPS exceeded the top end of raised guidance, we announced the first-of-its-kind residential VPP of scale through our Renew Home and Google Cloud partnerships, and we delivered on our capital allocation commitments,” said Larry Coben, NRG Chair, President and Chief Executive Officer. “Today, as promised, we are thrilled to share with you the initial steps and early successes on our roadmap to unlock the significant upside opportunities created by this new era of sustained demand growth. I look forward to updating you on our progress. This is an exciting time to be a part of NRG.”

NRG is reaffirming its 2025 guidance ranges for Adjusted EPS of $6.75 - $7.75, FCFbG of $1,975 - $2,225 million, and other metrics found in Table 2.

Consolidated Financial Results
Table 1

	Three Months Ended		Twelve Months Ended
($ in millions, except per share amounts)	12/31/24	12/31/23	12/31/24	12/31/23
GAAP Net Income/(Loss)	$643	$482	$1,125	$(202)
Adjusted Net Incomea b	$316	$253	$1,408	$1,076
GAAP EPS — basic	$3.10	$2.09	$5.14	$(1.12)
Adjusted EPSa c	$1.56	$1.13	$6.83	$4.72
Adjusted EBITDAa d	$902	$861	$3,789	$3,319
Cash Provided/(Used) by Operating Activities	$952	$241	$2,306	$(221)
Free Cash Flow Before Growth Investments (FCFbG)[a]	$624	$942	$2,062	$1,925
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-8 for GAAP reconciliations. Adjusted EPS, Adjusted Net Income, and Adjusted EBITDA exclude fair value adjustments related to derivatives
b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 through A-6
c Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic
d Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization

NRG's GAAP Net Income for the full year 2024 was $1.3 billion higher than prior year. The year-over-year change was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in 2024, compared to losses in 2023. Certain economic hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement. The comparison is also affected by asset sales in 2023 and losses incurred on debt extinguishment in 2024. Full year 2024 GAAP Net Income results benefited overall from the strong operational performance of the business, as detailed in the Adjusted EBITDA segment results below.

Adjusted Net Income for full year 2024 was $1.4 billion, $332 million higher than prior year, primarily driven by $470 million improvement in Adjusted EBITDA described in the segment results below, partially offset by an increase in depreciation and amortization from Vivint Smart Home related to full year 2024 results compared to ten months of NRG's ownership in 2023. Adjusted EPS was $6.83 for full year 2024, $2.11 higher than prior year as a result of strong financial and operating performance, as well as reduction of 22 million in the weighted average number of common shares outstanding – basic.

NRG’s full year 2024 Adjusted EPS, FCFbG, and other metrics grew significantly, due to superior consolidated financial and operational performance. NRG's retail energy business continued to deliver strong margins while the Company's generation fleet had excellent 88% In-the-Money-Availability. NRG's Smart Home segment delivered another year above expectations with over 5% net subscriber growth, 6% margin expansion, and a record-high retention rate of 90%.

Reaffirming 2025 Guidance

NRG is reaffirming its guidance for 2025 as set forth below.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2025a

2025
($ in millions, except per share amounts)	Guidance
Adjusted Net Income	$1,330 - $1,530
Adjusted EPS	$6.75 - $7.75
Adjusted EBITDA	$3,725 - $3,975
FCFbG	$1,975 - $2,225
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-10 through A-12 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year

Capital Allocation

NRG remains committed to its capital allocation policy targeting, after debt reduction, approximately 80% of cash available for allocation to return of capital, and approximately 20% to investments in strategic growth that meet or exceed stated hurdle rates.

In 2024, the Company returned $1.263 billion to shareholders through $925 million in share repurchases -- exceeding its original share repurchase target by $100 million -- and $338 million in common stock dividends. The Company executed $342 million in liability management and achieved its target credit metrics of 2.50x - 2.75x Net Debt to Adjusted EBITDA, a full year earlier than its original target.

For 2025, the Company reiterates its previously announced capital allocation plan, which includes $1.3 billion in share repurchases, and common stock dividends of approximately $345 million. As of February 20, 2025, the Company has executed $174 million of its $1.3 billion 2025 share repurchase plan.

On January 22, 2025, NRG declared a quarterly dividend of $0.44 per common share, or $1.76 per share on an annualized basis. This dividend represented an 8% increase, in line with the Company's annual dividend target growth rate of 7-9% per share. The dividend was paid on February 18, 2025 to common stockholders of record as of February 3, 2025.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of

NRG’s common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments

Site Development Updates

NRG has signed a strategic Project Development Agreement with GE Vernova (GEV) and Kiewit's subsidiary, TIC, to develop and construct up to 5.4 GW of new gas-fired, combined cycle generation projects. Together, the parties intend to develop sites selected by NRG as part of the Company's comprehensive 2024 portfolio review, with priority given to Texas and East region sites in the near-term. The generation facilities will be owned and operated by NRG. Additionally, NRG has entered into a slot reservation agreement with GEV for the procurement of 1.2 GW of 7HA gas turbines. The first projects under this comprehensive development agreement are expected to commence operations by the end of 2029.

NRG has also entered into Letters of Intent (LOIs) with two leading data center developers, Menlo Equities and PowLan. Targeting 400 MW of retail supply in the initial phase, these arrangements have the potential to scale to 6.5 GW, with work expected to start in 2026. The pricing structures are expected to incorporate the planned sites' unique value and NRG's comprehensive supply optimization expertise.

NRG has fully dedicated engineering, construction, and offtake structuring teams to execute its tailored data center strategy.

1.5 GW Texas Brownfield Natural Gas New Build Updates

NRG is advancing its three brownfield natural gas plants, totaling 1.5 GW, with 1.1 GW progressing through Texas Energy Fund (TEF) due diligence and a 443 MW peaker under evaluation. In December 2024, the Public Utility Commission of Texas (PUCT) selected the 689 MW Cedar Bayou 5 CCGT project to advance to the next phase of diligence, marking the second NRG project chosen under the TEF process. A turbine is onsite at the Company's T.H. Wharton plant (also in TEF due diligence) and commercial operation is expected by summer 2026. These projects underscore NRG's commitment to delivering high-quality dispatchable generation to meet the growing energy needs of Texas consumers.

Segment Results

Table 3: Adjusted EBITDAa

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/24	12/31/23	12/31/24	12/31/23
Texas	$327	$382	$1,582	$1,692
East	282	218	1,006	780
West/Services/Other[b]	22	6	201	57
Vivint Smart Home[c]	271	255	1,000	790
Adjusted EBITDA[d]	$902	$861	$3,789	$3,319
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 through A-6 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities
c Vivint Smart Home acquired in March 2023. These figures presented exclude Vivint's results of operations during the period prior to the acquisition
d Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization

Texas: Full year 2024 Adjusted EBITDA was $1,582 million, $110 million lower than the prior year. The decrease was primarily driven by the sale of NRG's equity interest in the STP power plant in 2023, mild weather, and the impact of extended planned preventative maintenance to ensure summer reliability. This was partially offset by strong operational performance and supply optimization during low power price periods.

East: Full year 2024 Adjusted EBITDA was $1,006 million, $226 million higher than prior year. This increase was primarily driven by higher retail power margins, increased customer counts, and favorable natural gas wholesale and retail gross margins.

West/Services/Other: Full year 2024 Adjusted EBITDA was $201 million, $144 million higher than prior year. This increase was primarily driven by higher retail power margins and spark spread expansion at Cottonwood, partially offset by the sale of Airtron in September 2024.

Vivint Smart Home: Full year Adjusted EBITDA was $1,000 million, $210 million higher than prior year. The increase reflects full year 2024 results compared to ten months of NRG's ownership in 2023. The remainder of the increase was primarily the result of growth in total subscribers and higher monthly recurring service margins.

Liquidity and Capital Resources
Table 4: Corporate Liquidity

(In millions)	12/31/24	12/31/23
Cash and Cash Equivalents	$966	$541
Restricted Cash	8	24
Total	$974	$565
Total credit facility availability	4,469	4,278
Total Liquidity, excluding collateral received	$5,443	$4,843

As of December 31, 2024, NRG's unrestricted cash was $1.0 billion, and $4.5 billion was available under the Company’s credit facilities. Total liquidity was $5.4 billion, which was $0.6 billion higher than December 31, 2023. This increase was due to specific initiatives to optimize the amount of collateral supporting NRG's market operations activity and a decrease in collateral postings.

Earnings Conference Call
On February 26, 2025, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X, @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain customers, the ability to successfully integrate businesses of acquired assets or companies, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, cash provided by operating activities, Free Cash Flow before Growth, Adjusted Net Income, and Adjusted EPS guidance are estimates as of February 26, 2025. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts:

Media:	Investors:
Chevalier Gray	Brendan Mulhern
832.763.3454	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions, except per share amounts)	2024	2023	2022
Revenue
Revenue	$28,130	$28,823	$31,543
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	22,100	26,483	27,443
Depreciation and amortization	1,403	1,295	720
Impairment losses	36	26	206
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $204, $125 and $83, respectively, which are included in depreciation and amortization shown separately above)	2,031	1,843	1,145
Provision for credit losses	314	251	11
Acquisition-related transaction and integration costs	30	119	52
Total operating costs and expenses	25,914	30,017	29,577
Gain on sale of assets	208	1,578	52
Operating Income	2,424	384	2,018
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	20	16	6
Impairment losses on investments	(7)	(102)	—
Other income, net	44	47	56
(Loss)/Gain on debt extinguishment	(382)	109	—
Interest expense	(651)	(667)	(417)
Total other expense	(976)	(597)	(355)
Income/(Loss) Before Income Taxes	1,448	(213)	1,663
Income tax expense/(benefit)	323	(11)	442
Net Income/(Loss)	1,125	(202)	1,221
Less: Cumulative dividends attributable to Series A Preferred Stock	67	54	—
Net Income/(Loss) Available for Common Stockholders	$1,058	$(256)	$1,221
Income/(Loss) Per Share
Weighted average number of common shares outstanding — basic	206	228	236
Income/(Loss) per Weighted Average Common Share — Basic	$5.14	$(1.12)	$5.17
Weighted average number of common shares outstanding — diluted	212	228	236
Income/(Loss) per Weighted Average Common Share — Diluted	$4.99	$(1.12)	$5.17

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended December 31,
(In millions)	2024	2023	2022
Net Income/(Loss)	$1,125	$(202)	$1,221
Other Comprehensive (Loss)/Income, net of tax
Foreign currency translation adjustments	(22)	9	(35)
Defined benefit plans	(4)	30	(16)
Other comprehensive (loss)/income	(26)	39	(51)
Comprehensive Income/(Loss)	$1,099	$(163)	$1,170

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$966	$541
Funds deposited by counterparties	199	84
Restricted cash	8	24
Accounts receivable, net	3,488	3,542
Inventory	478	607
Derivative instruments	2,686	3,862
Cash collateral paid in support of energy risk management activities	309	441
Prepayments and other current assets	830	626
Total current assets	8,964	9,727
Property, plant and equipment, net	2,021	1,763
Other Assets
Equity investments in affiliates	45	42
Operating lease right-of-use assets, net	151	179
Goodwill	5,011	5,079
Customer relationships, net	1,538	2,164
Other intangible assets, net	1,370	1,763
Derivative instruments	1,710	2,293
Deferred income taxes	2,067	2,251
Other non-current assets	1,145	777
Total other assets	13,037	14,548
Total Assets	$24,022	$26,038

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
(In millions, except share data)	2024	2023
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$996	$620
Current portion of operating lease liabilities	66	90
Accounts payable	2,513	2,325
Derivative instruments	2,297	4,019
Cash collateral received in support of energy risk management activities	199	84
Deferred revenue current	711	720
Accrued expenses and other current liabilities	2,031	1,642
Total current liabilities	8,813	9,500
Other Liabilities
Long-term debt and finance leases	9,812	10,133
Non-current operating lease liabilities	117	128
Derivative instruments	1,107	1,488
Deferred income taxes	12	22
Deferred revenue non-current	862	914
Other non-current liabilities	821	947
Total other liabilities	12,731	13,632
Total Liabilities	21,544	23,132
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at December 31, 2024 and 2023 (aggregate liquidation preference $650)	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 205,064,058 and 267,330,470 shares issued; and 198,604,003 and 208,130,950 shares outstanding at December 31, 2024 and 2023, respectively	2	3
Additional paid-in capital	705	3,416
Retained earnings	1,535	820
Treasury stock, at cost; 6,460,055 and 59,199,520 shares at December 31, 2024 and 2023, respectively	(297)	(1,892)
Accumulated other comprehensive loss	(117)	(91)
Total Stockholders' Equity	2,478	2,906
Total Liabilities and Stockholders' Equity	$24,022	$26,038

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(In millions)	2024	2023	2022
Cash Flows from Operating Activities
Net Income/(Loss)	$1,125	$(202)	$1,221
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates, net of distributions	(13)	(6)	7
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	1,071	1,127	634
Amortization of capitalized contract costs	332	168	86
Accretion of asset retirement obligations	34	27	55
Provision for credit losses	314	251	11
Amortization of nuclear fuel	—	47	54
Amortization of financing costs and debt discounts	39	52	23
Loss/(Gain) on debt extinguishment	382	(109)	—
Amortization of in-the-money contracts and emissions allowances	105	137	158
Amortization of unearned equity compensation	102	101	28
Net gain on sale of assets and disposal of assets	(192)	(1,559)	(102)
Impairment losses	43	128	206
Changes in derivative instruments	(337)	2,455	(3,221)
Changes in current and deferred income taxes and liability for uncertain tax benefits	165	(92)	382
Changes in collateral deposits in support of risk management activities	245	(1,806)	896
Changes in nuclear decommissioning trust liability	—	—	9
Uplift securitization proceeds received from ERCOT	—	—	689
Cash (used)/provided by changes in other working capital:
Accounts receivable - trade	(366)	840	(1,560)
Inventory	111	189	(252)
Prepayments and other current assets	(539)	(401)	(69)
Accounts payable	170	(1,455)	1,295
Accrued expenses and other current liabilities	136	360	(29)
Other assets and liabilities	(621)	(473)	(161)
Cash provided/(used) by operating activities	$2,306	$(221)	$360
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	$(38)	$(2,523)	$(62)
Capital expenditures	(472)	(598)	(367)
Proceeds from sale of assets, net of cash disposed	501	2,007	109
Net purchases of emissions allowances	(18)	(24)	(6)
Proceeds from insurance recoveries for property, plant and equipment, net	3	240	—
Investments in nuclear decommissioning trust fund securities	—	(367)	(454)
Proceeds from sales of nuclear decommissioning trust fund securities	—	355	448
Cash used by investing activities	$(24)	$(910)	$(332)

	For the Year Ended December 31,
(In millions)	2024	2023	2022

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	$—	$635	$—
Payments for share repurchase activity and excise tax(a)	(935)	(1,150)	(600)
Equivalent shares purchased in lieu of tax withholdings	(50)	(22)	(6)
Payments of dividends to preferred and common stockholders	(405)	(381)	(332)
Proceeds from issuance of long-term debt	3,200	731	—
Payments for current and long-term debt	(3,255)	(523)	(5)
Payments for debt extinguishment costs	(262)	—	—
Payments of debt issuance costs	(45)	(32)	(9)
Net (payments)/receipts from settlement of acquired derivatives that include financing elements	(3)	342	1,995
Proceeds from credit facilities	1,050	3,020	—
Repayments to credit facilities	(1,050)	(3,020)	—
Cash (used)/provided by financing activities	$(1,755)	$(400)	$1,043
Effect of exchange rate changes on cash and cash equivalents	(3)	2	(3)
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	524	(1,529)	1,068
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	649	2,178	1,110
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$1,173	$649	$2,178
(a)Includes excise tax paid of $10 million during the year ended December 31, 2024

Appendix Table A-1: Fourth Quarter 2024 Adjusted EBITDA Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss)1:

($ in millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim[2]	Total
Net Income/(Loss)	$273	$686	$7	$11	$(334)	$643
Plus:
Interest expense, net	—	—	—	—	109	109
Income tax expense	—	—	—	—	72	72
Loss on debt extinguishment	—	—	—	—	122	122
Depreciation and amortization[1]	83	41	18	206	10	358
ARO expense	3	2	—	—	—	5
Contract and emission credit amortization, net	2	4	4	—	—	10
EBITDA	361	733	29	217	(21)	1,319
Stock-based compensation	5	1	1	13	—	20
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	(3)	—	—	(3)
Acquisition and divestiture integration and transaction costs	—	—	—	2	6	8
Cost to achieve	—	—	—	—	5	5
Deactivation costs	—	7	—	—	—	7
Loss on sale of assets[3]	—	—	4	—	—	4
Other and non-recurring charges[4]	(23)	(9)	(3)	39	(1)	3
Impairments	7	—	21	—	—	28
Mark-to-market (MtM) (gains) on economic hedges[5]	(23)	(450)	(16)	—	—	(489)
Adjusted EBITDA	$327	$282	$33	$271	$(11)	$902
Adjusted interest expense, net[6]						(143)
Depreciation and amortization						(358)
Adjusted Income before income taxes						401
Adjusted income tax expense[7]						(69)
Adjusted Net Income before Preferred Stock dividends						332
Cumulative dividends attributable to Series A Preferred Stock						(16)
Adjusted Net Income[8]						316
Weighted average number of common shares outstanding - basic						202
Adjusted EPS						$1.56
1 Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization
2 Beginning in the fourth quarter of 2024, Corporate now includes interest expense related to its consolidated debt financing activities and income tax expense related to its consolidated U.S. federal, foreign and state income taxes conforming to the way the Company internally manages and monitors the business. Prior periods amounts have been recast for comparative purposes to reflect this change
3 Excludes sale of land not associated with a generating asset
4 Includes reserves for legal matters, offset by one-time gain from change in benefits in 2024
5 Gain of $(489) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in the East due to large movements in natural gas and power prices
6 Excludes mark-to-market gain on interest hedges of $34 million
7 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances
8 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Fourth Quarter 2024 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	2,356	3,102	922	498	(20)	6,858
Cost of fuel, purchased energy and other cost of sales[2]	1,549	2,536	777	36	(8)	4,890
Economic gross margin	807	566	145	462	(12)	1,968
Operations & maintenance and other cost of operations[3]	253	128	48	67	(6)	490
Selling, marketing, general and administrative[4]	170	152	51	114	1	488
Provision for credit losses	59	7	11	9	—	86
Other	(2)	(3)	2	1	4	2
Adjusted EBITDA	$327	$282	$33	$271	$(11)	$902
1 Excludes MtM loss of $35 million and contract amortization of $4 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $7 million, ARO expense of $5 million, stock-based compensation of $2 million and other and non-recurring charges of $(5) million
4 Excludes stock-based compensation of $18 million, other and non-recurring charges of $9 million and cost to achieve of $5 million

The following table reconciles the Fourth Quarter 2024 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$6,819	$4	$35	$—	$—	$6,858
Cost of operations (excluding depreciation and amortization shown below)[1]	4,372	(6)	524	—	—	4,890
Depreciation and Amortization	358	(358)	—	—	—	—
Gross margin	2,089	368	(489)	—	—	1,968
Operations & maintenance and other cost of operations	499	—	—	(7)	(2)	490
Selling, marketing, general & administrative	520	—	—	—	(32)	488
Provision for credit losses	86	—	—	—	—	86
Other	341	(181)	—	—	(158)	2
Net Income/(Loss)	$643	$549	$(489)	$7	$192	$902
1 Excludes operations & maintenance and other cost of operations of $499 million
2 Other adj. includes loss on debt extinguishment $122 million, impairments of $28 million, stock-based compensation of $20 million, acquisition and divestiture integration and transaction costs of $8 million, cost to achieve of $5 million, ARO expense of $5 million, loss on sale of assets $4 million, other and non-recurring charges of $3 million and NRG share of adjusted EBITDA in unconsolidated affiliates of $(3) million

Appendix Table A-2: Fourth Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss)1:

($ in millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim[2]	Total
Net Income/(Loss)	$1,560	$(527)	$(278)	$20	$(293)	$482
Plus:
Interest expense, net	—	—	—	—	178	178
Income tax expense	—	—	—	—	171	171
(Gain) on debt extinguishment	—	—	—	—	(109)	(109)
Depreciation and amortization[1]	91	45	26	203	9	374
ARO Expense	8	5	—	—	—	13
Contract and emission credit amortization, net	2	17	4	—	—	23
EBITDA	1,661	(460)	(248)	223	(44)	1,132
Stock-based compensation	(2)	(1)	(1)	17	—	13
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	—	—	4
Acquisition and divestiture integration and transaction costs	—	—	—	2	6	8
Cost to achieve	—	—	—	—	14	14
Deactivation costs	—	15	3	—	—	18
(Gain) on sale of assets[3]	(1,319)	(31)	—	—	—	(1,350)
Other and non-recurring charges[4]	(66)	—	1	13	16	(36)
Impairments	2	4	122	—	—	128
Mark-to-market (MtM) loss on economic hedges[5]	106	691	133	—	—	930
Adjusted EBITDA	$382	$218	$14	$255	$(8)	$861
Adjusted interest expense, net[6]						(150)
Depreciation and amortization						(374)
Adjusted Income before income taxes						337
Adjusted income tax expense[7]						(68)
Adjusted Net Income before Preferred Stock dividends						269
Cumulative dividends attributable to Series A Preferred Stock						(16)
Adjusted Net Income[8]						253
Weighted average number of common shares outstanding - basic						223
Adjusted EPS						$1.13
1 Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization
2 Beginning in the fourth quarter of 2024, Corporate now includes interest expense related to its consolidated debt financing activities and income tax expense related to its consolidated U.S. federal, foreign and state income taxes conforming to the way the Company internally manages and monitors the business. Prior periods amounts have been recast for comparative purposes to reflect this change
3 Excludes sale of land not associated with a generating asset
4 Includes $(68) million of property insurance proceeds. For the three months ended December 31, 2023, cash proceeds were $67 million
5 Loss of $930 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in the East due to large movements in natural gas and power prices
6 Excludes mark-to-market loss on interest hedges of $28 million
7 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances
8 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Fourth Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	2,241	3,037	1,014	479	(4)	6,767
Cost of fuel, purchased energy and other cost of sales[2]	1,435	2,602	881	34	(3)	4,949
Economic gross margin	806	435	133	445	(1)	1,818
Operations & maintenance and other cost of operations[3]	220	97	67	57	(2)	439
Selling, marketing, general & administrative[4]	146	139	52	119	5	461
Provision for credit losses	58	6	8	13	—	85
Other	—	(25)	(8)	1	4	(28)
Adjusted EBITDA	$382	$218	$14	$255	$(8)	$861
1 Excludes MtM gain of $(48) million and contract amortization of $8 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $18 million, ARO expense of $13 million, stock-based compensation of $2 million and other and non-recurring charges of $(68) million
4 Excludes other and non-recurring charges of $19 million, cost to achieve of $14 million, stock-based compensation of $11 million and acquisition and divestiture integration and transaction costs of $2 million

The following table reconciles the Fourth Quarter 2023 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$6,807	$8	$(48)	$—	$—	$6,767
Cost of operations (excluding depreciation and amortization shown below)[1]	5,942	(15)	(978)	—	—	4,949
Depreciation and amortization	374	(374)	—	—	—	—
Gross margin	491	397	930	—	—	1,818
Operations & maintenance and other cost of operations	404	—	—	(18)	53	439
Selling, marketing, general & administrative	507	—	—	—	(46)	461
Provision for credit losses	85	—	—	—	—	85
Other	(987)	(349)	—	—	1,308	(28)
Net Income/(Loss)	$482	$746	$930	$18	$(1,315)	$861
1 Excludes operations & maintenance and other cost of operations of $404 million
2 Other adj. includes impairments of $128 million, cost to achieve of $14 million, stock-based compensation of $13 million, ARO expense of $13 million, acquisition and divestiture integration and transaction costs of $8 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $4 million, other and non-recurring charges of $(36) million, gain on debt extinguishment $(109) million and gain on sale of assets of $(1,350) million

Appendix Table A-3: Fourth Quarter 2024 and 2023 Adjusted Net Income and Adjusted EPS Reconciliations
The following table summarizes the calculation of Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income1:

	Three Months Ended
($ in millions, except per share amounts)	December 31, 2024	Earnings per Share, Basic[2]	Earnings per Share, Diluted[2]	December 31, 2023	Earnings per Share, Basic[2]	Earnings per Share, Diluted[2]
Net Income Available for Common Stockholders	$627	$3.10	$3.01	$466	$2.09	$2.05
Plus:
Cumulative dividends attributable to Series A Preferred Stock	16	0.08	0.08	16	0.07	0.07
Loss/(gain) on debt extinguishment	122	0.60	0.59	(109)	(0.49)	(0.48)
ARO expense	5	0.02	0.02	13	0.06	0.06
Contract and emission credit amortization, net	10	0.05	0.05	23	0.10	0.10
Stock-based compensation	20	0.10	0.10	13	0.06	0.06
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	(3)	(0.01)	(0.01)	4	0.02	0.02
Acquisition and divestiture integration and transaction costs	8	0.04	0.04	8	0.04	0.04
Cost to achieve	5	0.02	0.02	14	0.06	0.06
Deactivation costs	7	0.03	0.03	18	0.08	0.08
Loss/(gain) on sale of assets[3]	4	0.02	0.02	(1,350)	(6.05)	(5.95)
Other and non-recurring charges[4]	3	0.01	0.01	(36)	(0.16)	(0.16)
Impairments	28	0.14	0.13	128	0.57	0.56
Mark to market (MtM) (gain)/loss on economic hedges[5]	(489)	(2.42)	(2.35)	930	4.17	4.10
Mark-to-market (MtM) (gain)/loss on interest hedges	(34)	(0.17)	(0.16)	28	0.13	0.12
Income tax expense[6]	72	0.36	0.35	171	0.77	0.75
Adjusted Income before income taxes	401	$1.99	$1.93	337	$1.51	$1.48
Adjusted income tax expense[7]	(69)	(0.34)	(0.33)	(68)	(0.30)	(0.30)
Adjusted Net Income before Preferred Stock dividends	332	$1.64	$1.60	269	$1.21	$1.19
Cumulative dividends attributable to Series A Preferred Stock	(16)	(0.08)	(0.08)	(16)	(0.07)	(0.07)
Adjusted Net Income[8]	$316	$1.56	$1.52	$253	$1.13	$1.11
1 Items may not sum due to rounding
2 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 202 million and 223 million for the three months ended December 31, 2024 and 2023, respectively, and on weighted average number of common shares outstanding - diluted of 208 million and 227 million for the three months ended December 31, 2024 and 2023, respectively
3 Excludes sale of land not associated with a generating asset
4 2024 includes reserves for legal matters, offset by one-time gain from change in benefits; 2023 includes $(68) million of property insurance proceeds
5 2024 gain of $(489) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in the East due to large movements in natural gas and power prices; 2023 loss of $930 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in the East due to large movements in natural gas and power prices
6 Represents GAAP income tax expense
7 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances. Other adjustments are shown on pre-tax basis
8 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Appendix Table A-4: Full Year 2024 Adjusted EBITDA Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss)1:

($ in millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim[2]	Total
Net Income/(Loss)	$534	$1,805	$97	$113	$(1,424)	$1,125
Plus:
Interest expense, net	—	—	—	—	595	595
Income tax expense	—	—	—	—	323	323
Loss on debt extinguishment	—	—	—	—	382	382
Depreciation and amortization[1]	323	158	114	767	41	1,403
ARO expense	18	15	1	—	—	34
Contract and emission credit amortization, net	9	58	11	—	—	78
EBITDA	884	2,036	223	880	(83)	3,940
Stock-based compensation[3]	25	10	5	59	—	99
Acquisition and divestiture integration and transaction costs[3]	—	—	—	11	24	35
Cost to achieve[3]	—	—	—	—	28	28
Deactivation costs	—	20	2	—	—	22
Loss/(gain) on sale of assets[4]	4	—	(204)	—	—	(200)
Other and non-recurring charges[5]	(22)	—	9	50	(9)	28
Impairments	7	—	36	—	—	43
Mark-to-market (MtM) loss/(gain) on economic hedges[6]	684	(1,060)	170	—	—	(206)
Adjusted EBITDA	$1,582	$1,006	$241	$1,000	$(40)	$3,789
Adjusted interest expense, net[7]						(598)
Depreciation and amortization						(1,403)
Adjusted Income before income taxes						1,788
Adjusted income tax expense[8]						(313)
Adjusted Net Income before Preferred Stock dividends						1,475
Cumulative dividends attributable to Series A Preferred Stock						(67)
Adjusted Net Income[9]						1,408
Weighted average number of common shares outstanding - basic						206
Adjusted EPS						$6.83
1 Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization
2 Beginning in the fourth quarter of 2024, Corporate now includes interest expense related to its consolidated debt financing activities and income tax expense related to its consolidated U.S. federal, foreign and state income taxes conforming to the way the Company internally manages and monitors the business. Prior periods amounts have been recast for comparative purposes to reflect this change
3 Stock-based compensation of $2 million is reflected in cost to achieve and $1 million is reflected in acquisition and divestiture integration and transaction costs
4 Excludes sale of land not associated with a generating asset
5 Includes reserves for legal matters, offset by one-time gain from change in benefits in 2024
6 Gain of $(206) million was primarily driven by roll-off of 2024 positions as well as gains on economic hedges in the East due to large movements in natural gas and power prices, partially offset by losses on economic hedges in Texas and West due to movements in power prices
7 Excludes mark-to-market gain on interest hedges of $3 million
8 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances
9Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Full Year 2024 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	10,653	11,757	3,872	1,932	(52)	28,162
Cost of fuel, purchased energy and other cost of sales[2]	7,232	9,712	3,198	144	(25)	20,261
Economic gross margin	3,421	2,045	674	1,788	(27)	7,901
Operations & maintenance and other cost of operations[3]	1,007	455	225	245	(3)	1,929
Selling, marketing, general and administrative[4]	629	560	199	504	6	1,898
Provision for credit losses[5]	203	25	46	38	—	312
Other	—	(1)	(37)	1	10	(27)
Adjusted EBITDA	$1,582	$1,006	$241	$1,000	$(40)	$3,789
1 Excludes MtM loss of $3 million and contract amortization of $29 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $34 million, deactivation costs of $22 million, stock-based compensation of $9 million and other and non-recurring charges of $5 million
4 Excludes stock-based compensation of $90 million, cost to achieve of $28 million, other and non-recurring charges of $10 million and acquisition and divestiture integration and transaction costs of $5 million
5 Excludes $2 million of bad debt related to integration

The following table reconciles the Full Year 2024 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$28,130	$29	$3	$—	$—	$28,162
Cost of operations (excluding depreciation and amortization shown below)[1]	20,101	(49)	209	—	—	20,261
Depreciation and amortization	1,403	(1,403)	—	—	—	—
Gross margin	6,626	1,481	(206)	—	—	7,901
Operations & maintenance and other cost of operations	1,999	—	—	(22)	(48)	1,929
Selling, marketing, general & administrative	2,031	—	—	—	(133)	1,898
Provision for credit losses	314	—	—	—	(2)	312
Other	1,157	(918)	—	—	(266)	(27)
Net Income/(Loss)	$1,125	$2,399	$(206)	$22	$449	$3,789
1 Excludes operations & maintenance and other cost of operations of $1,999 million
2 Other adj. includes loss on debt extinguishment of $382 million, stock-based compensation of $99 million, impairments of $43 million, acquisition and divestiture integration and transaction costs of $35 million, ARO expenses of $34 million, cost to achieve of $28 million, other and non-recurring charges of $28 million and gain on sale of assets $(200) million

Appendix Table A-5: Full Year 2023 Adjusted EBITDA Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss)1:

($ in millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home[2]	Corp/Elim[3]	Total
Net Income/(Loss)	$3,094	$(1,727)	$(944)	$31	$(656)	$(202)
Plus:
Interest expense, net	—	—	—	—	602	602
Income tax (benefit)	—	—	—	—	(11)	(11)
(Gain) on debt extinguishment	—	—	—	—	(109)	(109)
Depreciation and amortization[1]	348	167	99	645	36	1,295
ARO Expense	15	12	—	—	—	27
Contract and emission credit amortization, net	11	100	14	—	—	125
EBITDA	3,468	(1,448)	(831)	676	(138)	1,727
Stock-based compensation[5]	13	5	2	58	—	78
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	15	—	—	15
Acquisition and divestiture integration and transaction costs[5]	—	—	—	41	82	123
Cost to achieve	—	—	—	—	14	14
Deactivation costs	—	34	11	—	—	45
(Gain) on sale of assets[6]	(1,319)	(233)	—	—	—	(1,552)
Other and non-recurring charges[7]	(157)	4	(1)	15	17	(122)
Impairments	2	4	122	—	—	128
Mark to market (MtM) (gain)/loss on economic hedges[8]	(315)	2,414	764	—	—	2,863
Adjusted EBITDA	$1,692	$780	$82	$790	$(25)	$3,319
Adjusted interest expense, net[9]						(606)
Depreciation and amortization						(1,295)
Adjusted Income before income taxes						1,418
Adjusted income tax expense[10]						(288)
Adjusted Net Income before Preferred Stock dividends						1,130
Cumulative dividends attributable to Series A Preferred Stock						(54)
Adjusted Net Income[11]						1,076
Weighted average number of common shares outstanding - basic						228
Adjusted EPS						$4.72
1 Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization
2 Vivint Smart Home acquired in March 2023
3 Beginning in the fourth quarter of 2024, Corporate now includes interest expense related to its consolidated debt financing activities and income tax expense related to its consolidated U.S. federal, foreign and state income taxes conforming to the way the Company internally manages and monitors the business. Prior periods amounts have been recast for comparative purposes to reflect this change
5 Stock-based compensation of $25 million is reflected in acquisition and divestiture integration and transaction costs
6 Excludes sale of land not associated with a generating asset
7 Includes $(164) million of property insurance proceeds. For the year ended December 31, 2023, cash proceeds were $240 million
8 Loss of $2.9 billion was primarily driven by roll-off of 2023 positions as well as losses on economic hedges in East and West as a result of decreases in natural gas and power prices, partially offset by gains on economic hedges in Texas due to large movements in ERCOT power prices
9 Excludes mark-to-market gain on interest hedges of $4 million
10 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances
11 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Full Year 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Revenue[2]	$10,476	$12,522	$4,178	$1,549	$(14)	$28,711
Cost of fuel, purchased energy and other cost of sales[3]	7,048	10,795	3,652	116	(9)	21,602
Economic gross margin	3,428	1,727	526	1,433	(5)	7,109
Operations & maintenance and other cost of operations[4]	1,005	427	252	184	(5)	1,863
Selling, marketing, general & administrative[5]	575	518	195	424	20	1,732
Provision for credit losses	159	28	30	34	—	251
Other	(3)	(26)	(33)	1	5	(56)
Adjusted EBITDA	$1,692	$780	$82	$790	$(25)	$3,319
1 Vivint Smart Home acquired in March 2023
2 Excludes MtM gain of $(144) million and contract amortization of $32 million
3 Includes TDSP expenses, capacity and emissions credits
4 Excludes deactivation costs of $45 million, ARO expense of $27 million, stock-based compensation of $8 million and other and non-recurring charges of $(162) million
5 Excludes stock-based compensation of $70 million, other and non-recurring charges of $22 million, cost to achieve of $14 million and acquisition and divestiture integration and transaction costs of $5 million

The following table reconciles the Full Year 2023 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$28,823	$32	$(144)	$—	$—	$28,711
Cost of operations (excluding depreciation and amortization shown below)[1]	24,702	(93)	(3,007)	—	—	21,602
Depreciation and amortization	1,295	(1,295)	—	—	—	—
Gross margin	2,826	1,420	2,863	—	—	7,109
Operations & maintenance and other cost of operations	1,781	—	—	(45)	127	1,863
Selling, marketing, general & administrative	1,843	—	—	—	(111)	1,732
Provision for credit losses	251	—	—	—	—	251
Other	(847)	(591)	—	—	1,382	(56)
Net (Loss)/Income	$(202)	$2,011	$2,863	$45	$(1,398)	$3,319
1 Excludes operations & maintenance and other cost of operations of $1,781 million
2 Other adj. includes impairments of $128 million, acquisition and divestiture integration and transaction costs of $123 million, stock-based compensation of $78 million, ARO expense of $27 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $15 million, cost to achieve of $14 million, gain on debt extinguishment $(109) million, other and non-recurring charges of $(122) million and gain on sale of assets of $(1,552) million

Appendix Table A-6: Full Year 2024 and 2023 Adjusted Net Income and Adjusted EPS Reconciliations
The following table summarizes the calculation of Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss)1:

	Twelve Months Ended
($ in millions, except per share amounts)	December 31, 2024	Earnings per Share, Basic[2]	Earnings per Share, Diluted[2]	December 31, 2023	(Loss)/Earnings per Share, Basic[2]	(Loss)/Earnings per Share, Diluted[2]
Net Income/(Loss) Available for Common Stockholders	$1,058	$5.14	$4.99	$(256)	$(1.12)	$(1.12)
Plus:
Dilutive impact adjustment on Net (Loss) Available for Common Stockholders[3]						0.01
Cumulative dividends attributable to Series A Preferred Stock	67	0.33	0.32	54	0.24	0.23
Loss/(gain) on debt extinguishment	382	1.85	1.80	(109)	(0.48)	(0.47)
ARO expense	34	0.17	0.16	27	0.12	0.12
Contract and emission credit amortization, net	78	0.38	0.37	125	0.55	0.54
Stock-based compensation[4]	99	0.48	0.47	78	0.34	0.34
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	—	15	0.07	0.07
Acquisition and divestiture integration and transaction costs[4]	35	0.17	0.17	123	0.54	0.53
Cost to achieve[4]	28	0.14	0.13	14	0.06	0.06
Deactivation costs	22	0.11	0.10	45	0.20	0.20
(Gain) on sale of assets[5]	(200)	(0.97)	(0.94)	(1,552)	(6.81)	(6.75)
Other and non-recurring charges[6]	28	0.14	0.13	(122)	(0.54)	(0.53)
Impairments	43	0.21	0.20	128	0.56	0.56
Mark to market (MtM) (gain)/loss on economic hedges[7]	(206)	(1.00)	(0.97)	2,863	12.56	12.45
Mark-to-market (MtM) (gains) on interest hedges	(3)	(0.01)	(0.01)	(4)	(0.02)	(0.02)
Income tax expense/(benefit)[8]	323	1.57	1.52	(11)	(0.05)	(0.05)
Adjusted Income before income taxes	1,788	$8.68	$8.43	1,418	$6.22	$6.17
Adjusted income tax expense[9]	(313)	(1.52)	(1.48)	(288)	(1.26)	(1.25)
Adjusted Net Income before Preferred Stock dividends	1,475	$7.16	$6.96	1,130	$4.96	$4.91
Cumulative dividends attributable to Series A Preferred Stock	(67)	(0.33)	(0.32)	(54)	(0.24)	(0.23)
Adjusted Net Income[10]	$1,408	$6.83	$6.64	$1,076	$4.72	$4.68
1 Items may not sum due to rounding
2 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 206 million and 228 million for the twelve months ended December 31, 2024 and 2023, respectively, and on weighted average number of common shares outstanding - diluted of 212 million and 230 million for the twelve months ended December 31, 2024 and 2023, respectively
3 Includes the potential dilutive impacts of equity compensation of 2 million shares for the twelve months ended December 31, 2023. Under GAAP when there is a net loss, dilutive securities are not included in the diluted loss per share calculation as they are anti-dilutive. As Adjusted Net Income is in an income position and not a loss position, this line item reflects the impact of the anti-dilutive securities as if they were dilutive
4 2024 stock-based compensation of $2 million is reflected in cost to achieve and $1 million is reflected in acquisition and divestiture integration and transaction; 2023 stock-based compensation of $25 million is reflected in acquisition and divestiture integration and transaction costs
5 Excludes sale of land not associated with a generating asset
6 2024 includes reserves for legal matters, offset by one-time gain from change in benefits; 2023 includes $(164) million of property insurance proceeds
7 2024 gain of $(206) million was primarily driven by roll-off of 2024 positions as well as gains on economic hedges in the East due to large movements in natural gas and power prices, partially offset by losses on economic hedges in Texas and West due to movements in ERCOT and West power prices; 2023 loss of $2.9 billion was primarily driven by roll-off of 2023 positions as well as losses on economic hedges in East and West as a result of decreases in natural gas and power prices, partially offset by gains on economic hedges in Texas due to large movements in ERCOT power prices

8 Represents GAAP income tax expense/(benefit)
9 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances. Other adjustments are shown on pre-tax basis
10 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Appendix Table A-7: Three Months Ended December 31, 2024 and 2023 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash Provided by Operating Activities and Adjusted Net Income:

	Three Months Ended
(In millions)	December 31, 2024	December 31, 2023
Adjusted Net Income	$316	$253
Cumulative dividends attributable to Series A Preferred Stock	16	16
Adjusted interest expense, net less cash interest payments/receipts	26	64
Depreciation and amortization	358	374
Adjusted income tax expense less income tax (payments)	(1)	59
Gross capitalized contract costs[1]	(147)	(127)
Collateral / working capital / other assets and liablities[2]	384	(398)
Cash provided by operating activities	952	241
Net receipts from settlement of acquired derivatives that include financing elements	(1)	10
Acquisition and divestiture integration and transaction costs[3]	50	36
Sale of land	—	22
GenOn pension	3	—
Adjustment for change in collateral	(325)	618
Nuclear decommissioning trust liability	—	1
Effect of exchange rate changes on cash and cash equivalents	(4)	2
Adjusted cash provided by operating activities	675	930
Maintenance capital expenditures, net[4]	(62)	(20)
Environmental capital expenditures	(6)	(2)
Cost of acquisition	17	34
Free Cash Flow before Growth Investments (FCFbG)	$624	$942
1 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit to depreciation and amortization
2 Includes the cash impact of net deferred revenue
3 Three months ended 12/31/24 includes $55 million cash taxes from the sale of Airtron and $5 million cost to achieve payments; three months ended 12/31/23 includes $14 million cost to achieve payments and $14 million of STP
4 Three months ended 12/31/23 is net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $67 million

Appendix Table A-8: Twelve Months Ended December 31, 2024 and 2023 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash Provided/(Used) by Operating Activities and Adjusted Net Income:

	Twelve Months Ended
(In millions)	December 31, 2024	December 31, 2023
Adjusted Net Income	$1,408	$1,076
Cumulative dividends attributable to Series A Preferred Stock	67	54
Adjusted interest expense, net less cash interest payments/receipts	28	124
Depreciation and amortization	1,403	1,295
Adjusted income tax expense less income tax payments	129	238
Gross capitalized contract costs[1]	(846)	(749)
Collateral / working capital / other[2]	117	(2,259)
Cash provided/(used) by operating activities	2,306	(221)
Net receipts from settlement of acquired derivatives that include financing elements	(3)	342
Acquisition and divestiture transaction and integration costs[3]	113	134
Proceeds from sale of land	9	22
Encina site improvement	—	7
GenOn pension	21	—
Adjustment for change in collateral	(245)	1,806
Nuclear decommissioning trust liability	—	(12)
Effect of exchange rate changes on cash and cash equivalents	(3)	2
Adjusted cash provided by operating activities	2,198	2,080
Maintenance capital expenditures, net[4]	(240)	(276)
Environmental capital expenditures	(21)	(3)
Cost of acquisition	125	124
Free Cash Flow before Growth Investments (FCFbG)	$2,062	$1,925
1 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit to depreciation and amortization
2 Includes the cash impact of net deferred revenue
3 Twelve months ended 12/31/24 includes $55 million cash taxes from the sale of Airtron and $24 million cost to achieve payments; twelve months ended 12/31/23 excludes $20 million non-cash stock-based compensation, includes $14 million cost to achieve payments, $14 million of STP, and $3 million of Astoria fees
4 Twelve months ended 12/3/24 is net of W.A. Parish Unit 8 recoveries related to property, plant and equipment of $3 million; twelve months ended 12/31/23 is net of W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment of $240 million

Appendix Table A-9: Twelve Months Ended December 31, 2024 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the twelve months ending December 31, 2024:

($ in millions)	Twelve Months Ended December 31, 2024
Sources:
Adjusted cash provided by operating activities	$2,198
Proceeds from issuance of long-term debt	3,200
Proceeds from sale of assets, net of cash disposed	492
Increase and change in availability under revolving credit facility and collective collateral facilities	191
Cash collateral returned in support of energy risk management activities	132

Uses:
Payments for current and long-term debt	(3,255)
Payments for share repurchase activity and excise tax	(935)
Payments of dividends to preferred and common stockholders	(405)
Payments for debt extinguishment costs	(262)
Maintenance and environmental capital expenditures, net[1]	(261)
Investment and integration capital expenditures	(208)
Acquisition and divestiture integration and transaction costs[2]	(113)
Payments for shares repurchased in lieu of tax withholdings	(50)
Payment of debt issuance costs	(45)
Payments for acquisitions of businesses and assets, net of cash acquired	(38)
Net purchases of emission allowances	(18)
Other investing and financing	(23)
Change in Total Liquidity	$600
1 Net of $3 million of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment
2 Twelve months ended 12/31/24 includes $55 million cash taxes from the sale of Airtron and $24 million cost to achieve payments

Appendix Table A-10: 2025 Guidance Reconciliation
The following table summarizes the 2025 Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income1:

2025
($ in millions, except per share amounts)	Guidance
Net Income[2]	$ 1,025 - 1,225
Interest expense, net	635
Income tax expense[3]	390-440
Depreciation and amortization[1]	1,400
ARO expense	25
Stock-based compensation	100
Acquisition and divestiture integration and transaction costs	20
Other[4]	130
Adjusted EBITDA	$3,725 - $3,975
Adjusted interest expense, net[5]	(635)
Depreciation and amortization	(1,400)
Adjusted Income before income taxes	$1,690 - $1,940
Adjusted income tax expense[6]	(293) - (343)
Adjusted Net Income before Preferred Stock dividends	$1,397 - $1,597
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[7]	$1,330 - $1,530
Weighted average number of common shares outstanding - basic	197
Adjusted EPS	$6.75 - $7.75
1 Adjusted EBITDA recast to exclude all impacts of amortization of capitalized contract costs related to fulfillment, now reflected in depreciation and amortization
2 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
3 Represents anticipated GAAP income tax expense
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs and other and non-recurring expenses
5 Adjusted interest expense excludes mark-to-market gains/losses on interest hedges
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances. Other adjustments are shown on pre-tax basis
7Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see appendix table A-11 for GAAP reconciliation

Appendix Table A-11: 2025 Guidance Adjusted Net Income and Adjusted EPS Reconciliation
The following table summarizes the 2025 Guidance calculations of Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income1:

	2025 Guidance
($ in millions, except per share amounts)	Full Year 2025	Earnings per Share, Basic[2]
Net Income[3]	$1,025 - $1,225	N/A
Cumulative dividends attributable to Series A Preferred Stock	(67)	N/A
Net Income Available for Common Stockholders	$958 - $1,158	$4.85 - $5.85
Plus:
Cumulative dividends attributable to Series A Preferred Stock	67	0.34
ARO Expense	25	0.13
Stock-based compensation	100	0.51
Acquisition and divestiture integration and transaction costs	20	0.10
Other[4]	130	0.66
Income tax expense[5]	390 - 440	1.98 - 2.23
Adjusted Income before income taxes	$1,690 - $1,940	$8.70 - $9.70
Adjusted income tax expense[6]	(293) - (343)	(1.49) - (1.74)
Adjusted Net Income before Preferred Stock dividends	$1,397 - $1,597	$7.10 - $8.10
Cumulative dividends attributable to Series A Preferred Stock	(67)	(0.34)
Adjusted Net Income[7]	$1,330 - $1,530	$6.75 - $7.75
1 Items may not sum due to rounding
2 Earnings per share amount is based on weighted average number of common shares outstanding - basic of 197 million for 2025 guidance purposes
3 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs and other non-recurring expenses
5 Represents anticipated GAAP income tax expense
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits, consisting of incentive tax credit in connection with renewable projects and production tax credits for carbon recapture for pre-IRA periods, as well as non-recurring tax items like movements in valuation allowances. Other adjustments are shown on pre-tax basis
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'

Appendix Table A-12: 2025 Guidance Reconciliation
The following table summarizes the calculation of FCFbG providing a reconciliation to Cash Provided by Operating Activities and Adjusted Net Income:

2025
($ in millions)	Guidance
Adjusted Net Income	$ 1,330 - 1,530
Cumulative dividends attributable to Series A preferred stock	67
Adjusted interest expense, net less cash interest payments/receipts	25
Depreciation and amortization	1,400
Adjusted income tax expense less income tax payments	168 - 218
Gross capitalized contract costs[1]	(895)
Working capital/other assets and liabilities[2]	(10)
Cash provided by operating activities[3]	2,085 - 2,335
Acquisition and other costs[2]	35
Adjusted cash provided by operating activities	2,120 - 2,370
Maintenance capital expenditures, net[4]	(240) - (260)
Environmental capital expenditures	(20) - (30)
Cost of acquisition	130
Free Cash Flow before Growth Investments (FCFbG)	$ 1,975 - 2,225
1 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation, and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit to depreciation and amortization
2 Working capital / other assets and liabilities include payments for acquisition and divestiture integration and transaction costs which is adjusted in acquisition and other costs and includes net deferred revenues
3 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
4 Net of W.A. Parish Unit 8 expected insurance recoveries related to property, plant and equipment

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as EBITDA (earnings before interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances) with further adjustments for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding. The Company believes that using average basic common shares outstanding offers a more accurate view of recurring per-share earnings, as it better reflects the impact of the fully hedged convertible note callable in mid-2025.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.